Exhibit 99.1

ONE LIBERTY PROPERTIES REPORTS

SECOND QUARTER 2024 RESULTS

– Enters into Contracts to Acquire Two Industrial Properties for $61.6 million –

– Closes on Purchase of Two Industrial Properties for Approximately $11.7 Million –

– Completes Sales of Six Properties For $7.4 Million Gain –

GREAT NECK, New York, August 6, 2024 — One Liberty Properties, Inc. (NYSE: OLP), a real estate investment trust focused on net leased properties, today announced operating results for the quarter ended June 30, 2024.

Patrick J. Callan, Jr., President and Chief Executive Officer of One Liberty commented, “We are pleased that during the second quarter, we added two industrial properties to our portfolio and that we have entered into contracts to add, in the near-term, another two industrial properties to our growing industrial property portfolio. Through such acquisitions, we have enhanced, and continue to enhance, the quality and stability of our cashflow, and anticipate that after we acquire these two additional industrial properties, more than 69% of our base rent will be generated by industrial properties. Beyond our recent industrial transactions, we strategically sold six properties during the second quarter for a $7.4 million gain, including the sale of a vacant retail property for a $2.1 million gain. Despite the uncertain interest rate and economic environments, we believe that our disciplined approach will uncover additional opportunities that, over-time, will further enhance the stability and growth of our cashflow, as we deploy the cash on our balance sheet in a productive manner.”

Operating Results:

Rental income was $21.8 million in the second quarter of 2024 compared to $22.4 million in the second quarter of 2023. Contributing to the change was the sale of assets that had, in the 2023 quarter, contributed $828,000 of rental income, and a $308,000 reduction in same store sales primarily due to previously announced lease amendments or expirations. Offsetting the decrease was $529,000 of rental income related to the three acquisitions completed in 2023 and 2024.

Total operating expenses in the second quarter of 2024 were $14.9 million compared to $14.3 million for the second quarter of 2023. The change is due to a previously communicated $1.1 million non-cash impairment charge related to the Hamilton, Ohio facility (formerly tenanted by LA Fitness). The change was offset by a $389,000 reduction in general and administrative expense due in part to the inclusion, in the second quarter of 2023, of a $233,000 non-cash charge related to the accelerated vesting of a retired executive’s equity awards.

Net income attributable to One Liberty in the second quarter of 2024 was $9.6 million, or $0.45 per diluted share, compared to $6.5 million, or $0.30 per diluted share, in the second quarter of 2023. Net income for the 2024 quarter includes a $7.4 million, or $0.35 per diluted share, gain on the sale of six properties. Net income for the corresponding 2023 quarter includes $3.2 million, or $0.15 per diluted share, of gains from property sales.

Funds from Operations, or FFO1, was $9.2 million, or $0.43 per diluted share, for the second quarter of 2024, compared to $9.6 million, or $0.45 per diluted share, in the second quarter of 2023. Adjusted Funds from Operations, or AFFO, was $10.2 million, or $0.48 per diluted share, for the quarter ended June 30, 2024, compared to $10.8 million, or $0.50 per diluted share, for the corresponding quarter in the prior year. Contributing to the change in FFO and AFFO was the sale of restaurant and retail assets since January 1, 2023, and the corresponding reduction in rental income.

[1]	A reconciliation of GAAP amounts to non-GAAP amounts (i.e., FFO and AFFO) is presented with the financial information included in this release.

Acquisitions:

During the quarter, the Company acquired, as previously disclosed, two industrial properties for $11.7 million, including a 63,421 square feet property located in Albuquerque, New Mexico and a 35,249 square feet property located in Savannah, Georgia. The Company obtained new mortgage debt on these properties of $6.2 million. The weighted average remaining lease term on these properties is 8.4 years. The Company anticipates the quarterly rental income (excluding variable lease revenues), depreciation and amortization expense, and mortgage interest expense from these properties will be $252,000, $103,000 and $93,000, respectively.

On June 13, 2024, as previously announced, the Company signed an agreement to acquire a Class A concrete tilt-wall constructed 302,347 square foot industrial multi-tenant building constructed in 2023 and located on approximately 16 acres in Council Bluffs, Iowa (the Omaha, Nebraska MSA), for a purchase price of $33.0 million. This purchase is expected to close in the third quarter of 2024. The leases provide for aggregate base rent of approximately $2.1 million (with annual increases ranging from 1.9% to 3.25%) and a weighted average remaining lease term of 4.6 years. The tenant leasing approximately 54% of the building is listed on the NYSE and is investment grade rated BBB by S&P. The purchase will be funded by our available cash and mortgage debt. One Liberty expects to obtain $18.4 million of mortgage debt, maturing in 2034, bearing an interest rate of 6.08% (interest only until 2029), and amortizing over 30 years.

On August 1, 2024, as previously announced, the Company signed an agreement to acquire for $28.3 million, subject to due diligence review, a multi-tenant Class A concrete tilt-wall constructed 236,324 square foot industrial building constructed in 2023 and located on approximately 23.5 acres adjacent to One Liberty’s other planned acquisition in Council Bluffs. The aggregate base rent is approximately $1.9 million (with annual increases ranging from 3.0% to 3.25%) and a weighted average remaining lease term of 6.1 years. The purchase price will be funded by available cash and mortgage debt. One Liberty expects to obtain $17.0 million of mortgage debt maturing in 2034, bearing an interest rate of 5.89% (interest only until 2029), and amortizing over 30 years. The transaction is expected to close in September or October 2024.

Dispositions:

During the quarter, One Liberty sold six properties (i.e., four retail properties, including a vacant retail property, one industrial property, and one restaurant) for a net gain of $7.4 million. Of the gross proceeds of $23.0 million, $4.4 million was used to pay-off a mortgage.

Balance Sheet:

At June 30, 2024, the Company had $35.0 million of cash and cash equivalents, total assets of $759.2 million, total debt of $415.5 million, and total stockholders’ equity of $307.3 million.

At August 1, 2024, One Liberty’s available liquidity was approximately $134.1 million, including $34.1 million of cash and cash equivalents (including the credit facility’s required $3.0 million average deposit maintenance balance) and $100 million available under its credit facility.

Non-GAAP Financial Measures:

One Liberty computes FFO in accordance with the “White Paper on Funds from Operations” issued by the National Association of Real Estate Investment Trusts (“NAREIT”) and NAREIT’s related guidance. FFO is defined in the White Paper as net income (calculated in accordance with generally accepted accounting principles), excluding depreciation and amortization related to real estate, gains and losses from the sale of certain real estate assets, gains and losses from change in control, impairment write-downs of certain real estate assets and investments in entities where the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis. In computing FFO, management does not add back to net income the amortization of costs in connection with financing activities or depreciation of non-real estate assets.

One Liberty computes adjusted funds from operations, or AFFO, by adjusting from FFO for its straight-line rent accruals and amortization of lease intangibles, deducting from income additional rent from ground lease tenant, income on settlement of litigation, income on insurance recoveries from casualties, lease termination and assignment fees, and adding back amortization of restricted stock and restricted stock unit compensation expense, amortization of costs in connection with our financing activities (including our share of our unconsolidated joint ventures), debt prepayment costs and amortization of lease incentives and mortgage intangible assets. Since the NAREIT White Paper does not provide guidelines for computing AFFO, the computation of AFFO may vary from one REIT to another.

One Liberty believes that FFO and AFFO are useful and standard supplemental measures of the operating performance for equity REITs and are used frequently by securities analysts, investors and other interested parties in evaluating equity REITs, many of which present FFO and AFFO when reporting their operating results. FFO and AFFO are intended to exclude GAAP historical cost depreciation and amortization of real estate assets, which assumes that the value of real estate assets diminish predictability over time. In fact, real estate values have historically risen and fallen with market conditions. As a result, management believes that FFO and AFFO provide a performance measure that when compared year over year, should reflect the impact to operations from trends in occupancy rates, rental rates, operating costs, interest costs and other matters without the inclusion of depreciation and amortization, providing a perspective that may not be necessarily apparent from net income. Management also considers FFO and AFFO to be useful in evaluating potential property acquisitions.

FFO and AFFO do not represent net income or cash flows from operating, investing or financing activities as defined by GAAP. FFO and AFFO should not be an alternative to net income as a reliable measure of our operating performance nor as an alternative to cash flows as measures of liquidity. FFO and AFFO do not measure whether cash flow is sufficient to fund all of the Company’s cash needs, including principal amortization, capital improvements and distributions to stockholders.

Forward Looking Statement:

Certain information contained in this press release, together with other statements and information publicly disseminated by One Liberty Properties, Inc. is forward looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. We intend such forward looking statements to be covered by the safe harbor provision for forward looking statements contained in the Private Securities Litigation Reform Act of 1995 and include this statement for the purpose of complying with these safe harbor provisions. Forward looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may,” “will,” “could,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions or variations thereof. Information regarding important factors that could cause actual outcomes or other events to differ materially from any such forward looking statements appear in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 and the reports filed with the Securities and Exchange Commission thereafter; in particular, the sections of such reports entitled “Cautionary Note Regarding Forward Looking Statements”, “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, included therein. In addition, estimates of rental income for 2024 exclude any related variable rent, anticipated property purchases, sales, financings and/or refinancings may not be completed during the period or on the terms indicated or at all, and estimates of gains from property sales or proceeds from financing or refinancing transactions are subject to adjustment, among other things, because actual closing costs may differ from the estimated costs. You should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond the Company’s control and which could materially affect the Company’s results of operations, financial condition, cash flows, performance or future achievements or events.

About One Liberty Properties:

One Liberty is a self-administered and self-managed real estate investment trust incorporated in Maryland in 1982. The Company acquires, owns and manages a geographically diversified portfolio consisting primarily of industrial properties. Many of these properties are subject to long-term net leases under which the tenant is typically responsible for the property’s real estate taxes, insurance and ordinary maintenance and repairs.

Contact:

One Liberty Properties

Investor Relations

Phone: (516) 466-3100

www.1liberty.com

ONE LIBERTY PROPERTIES, INC.

CONDENSED BALANCE SHEETS

(Amounts in Thousands)

	(Unaudited) June 30,	December 31,
	2024	2023
ASSETS
Real estate investments, at cost	$856,659	$864,655
Accumulated depreciation	(185,228)	(182,705)
Real estate investments, net	671,431	681,950

Investment in unconsolidated joint ventures	2,148	2,051
Cash and cash equivalents	35,020	26,430
Unbilled rent receivable	16,847	16,661
Unamortized intangible lease assets, net	13,292	14,681
Other assets	20,492	19,833
Total assets	$759,230	$761,606

LIABILITIES AND EQUITY
Liabilities:
Mortgages payable, net	$415,470	$418,347
Line of credit, net	—	—
Unamortized intangible lease liabilities, net	11,065	10,096
Other liabilities	24,262	25,418
Total liabilities	450,797	453,861

Total One Liberty Properties, Inc. stockholders’ equity	307,295	306,703
Non-controlling interests in consolidated joint ventures	1,138	1,042
Total equity	308,433	307,745
Total liabilities and equity	$759,230	$761,606

ONE LIBERTY PROPERTIES, INC. (NYSE: OLP)

(Amounts in Thousands, Except Per Share Data)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
Revenues:
Rental income, net	$21,800	$22,407	$44,246	$45,359
Lease termination fee	—	—	250	—
Total revenues	21,800	22,407	44,496	45,359

Operating expenses:
Depreciation and amortization	5,965	6,114	11,986	12,259
General and administrative	3,776	4,165	7,699	8,204
Real estate expenses	3,976	3,954	8,446	8,078
Impairment loss	1,086	—	1,086	—
State taxes	47	88	110	156
Total operating expenses	14,850	14,321	29,327	28,697

Other operating income
Gain on sale of real estate, net	7,448	3,180	9,232	4,714
Operating income	14,398	11,266	24,401	21,376

Other income and expenses:
Equity in earnings of unconsolidated joint ventures	43	60	96	145
Other income	276	28	543	43
Interest:
Expense	(4,750)	(4,610)	(9,467)	(9,210)
Amortization and write-off of deferred financing costs	(290)	(205)	(516)	(407)

Net income	9,677	6,539	15,057	11,947
Net income attributable to non-controlling interests	(124)	(20)	(349)	(42)
Net income attributable to One Liberty Properties, Inc.	$9,553	$6,519	$14,708	$11,905

Net income per share attributable to common stockholders - diluted	$.45	$.30	$.68	$.55

Funds from operations - Note 1	$9,246	$9,570	$18,805	$19,684
Funds from operations per common share - diluted - Note 2	$.43	$.45	$.88	$.92

Adjusted funds from operations - Note 1	$10,229	$10,750	$20,439	$21,553
Adjusted funds from operations per common share - diluted - Note 2	$.48	$.50	$.95	$1.01

Weighted average number of common shares outstanding:
Basic	20,590	20,571	20,550	20,544
Diluted	20,683	20,642	20,632	20,612

ONE LIBERTY PROPERTIES, INC. (NYSE: OLP)

(Amounts in Thousands, Except Per Share Data)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Note 1:	2024	2023	2024	2023
NAREIT funds from operations is summarized in the following table:
GAAP net income attributable to One Liberty Properties, Inc.	$9,553	$6,519	$14,708	$11,905
Add: depreciation and amortization of properties	5,770	5,925	11,602	11,894
Add: our share of depreciation and amortization of unconsolidated joint ventures	5	130	11	259
Add: impairment loss	1,086	—	1,086	—
Add: amortization of deferred leasing costs	195	189	384	365
Add: our share of amortization of deferred leasing costs of unconsolidated joint ventures	—	5	1	10
Deduct: gain on sale of real estate, net	(7,448)	(3,180)	(9,232)	(4,714)
Adjustments for non-controlling interests	85	(18)	245	(35)
NAREIT funds from operations applicable to common stock	9,246	9,570	18,805	19,684
Deduct: straight-line rent accruals and amortization of lease intangibles	(509)	(626)	(1,169)	(1,520)
Deduct: our share of straight-line rent accruals and amortization of lease intangibles of unconsolidated joint ventures	(2)	(4)	(3)	(9)
Deduct: lease termination fee income	—	—	(250)	—
Deduct: other income	(27)	—	(55)	—
Deduct: additional rent from ground lease tenant	—	(16)	—	(16)
Add: amortization of restricted stock and RSU compensation	1,167	1,564	2,439	2,892
Add: amortization and write-off of deferred financing costs	290	205	516	407
Add: amortization of lease incentives	30	30	60	61
Add: amortization of mortgage intangible assets	34	23	69	46
Add: our share of amortization of deferred financing costs of unconsolidated joint venture	—	4	—	8
Adjustments for non-controlling interests	—	—	27	—
Adjusted funds from operations applicable to common stock	$10,229	$10,750	$20,439	$21,553

Note 2:
NAREIT funds from operations is summarized in the following table:
GAAP net income attributable to One Liberty Properties, Inc.	$.45	$.30	$.68	$.55
Add: depreciation and amortization of properties	.27	.28	.55	.56
Add: our share of depreciation and amortization of unconsolidated joint ventures	—	.01	—	.01
Add: impairment loss	.05	—	.05	—
Add: amortization of deferred leasing costs	.01	.01	.02	.02
Add: our share of amortization of deferred leasing costs of unconsolidated joint ventures	—	—	—	—
Deduct: gain on sale of real estate, net	(.35)	(.15)	(.43)	(.22)
Adjustments for non-controlling interests	—	—	.01	—
NAREIT funds from operations per share of common stock - diluted (a)	.43	.45	.88	.92
Deduct: straight-line rent accruals and amortization of lease intangibles	(.01)	(.03)	(.05)	(.06)
Deduct: our share of straight-line rent accruals and amortization of lease intangibles of unconsolidated joint ventures	—	—	—	—
Deduct: lease termination fee income	—	—	(.01)	—
Deduct: other income	—	—	—	—
Deduct: additional rent from ground lease tenant	—	—	—	—
Add: amortization of restricted stock and RSU compensation	.05	.07	.11	.13
Add: amortization and write-off of deferred financing costs	.01	.01	.02	.02
Add: amortization of lease incentives	—	—	—	—
Add: amortization of mortgage intangible assets	—	—	—	—
Add: our share of amortization of deferred financing costs of unconsolidated joint venture	—	—	—	—
Adjustments for non-controlling interests	—	—	—	—
Adjusted funds from operations per share of common stock - diluted (a)	$.48	$.50	$.95	$1.01

(a)	The weighted average number of diluted common shares used to compute FFO and AFFO applicable to common stock includes unvested restricted shares that are excluded from the computation of diluted EPS.